Scudder
Pennsylvania
Tax Free Fund

Annual Report
March 31, 1999

No-Load Funds

For investors seeking double-tax-free income exempt from both Pennsylvania and regular federal income taxes.

A no-load fund with no commissions to buy, sell, or exchange shares.

SCUDDER

                   Scudder Pennsylvania Tax Free Fund

--------------------------------------------------------------------------------
Date of Inception:  5/28/87     Total Net Assets as of     Ticker Symbol:  SCPAX
                                3/31/99: $85.4 million
--------------------------------------------------------------------------------


- For its most recent annual period ended March 31, 1999, Scudder Pennsylvania Tax Free Fund posted a total return of 4.78%, compared with the 4.66% average return of 62 similar funds tracked by Lipper Analytical Services.

- As of March 31, 1999, Scudder Pennsylvania Tax Free Fund's 30-day net annualized SEC yield was 3.93%, equivalent to a 6.69% taxable yield for Pennsylvania investors subject to the 41.29% combined federal and state income tax rate.

- Scudder Pennsylvania Tax Free Fund received an overall Morningstar Ratingt of four stars out of 1578 tax free funds as of March 31, 1999.*

-----------------------------------------
30-Day Yield on March 31, 1999
-----------------------------------------

THE ORIGINAL DOCUMENT CONTAINS A BAR CHART HERE

LINE CHART DATA:

      Scudder           Taxable Yield
    Pennsylvania       Needed to Equal
   Tax Free Fund      the Fund's Yield
-----------------------------------------

   3.93%                     6.69%
-----------------------------------------


                           Table of Contents

  3 Letter from the Fund's President       17 Notes to Financial Statements

  4 Performance Update                     20 Report of Independent Accountants

  5 Portfolio Summary                      21 Tax Information

  6 Portfolio Management Discussion        22 Shareholder Meeting Results

  9 Glossary of Investment Terms           24 Officers and Trustees

 10 Investment Portfolio                   25 Investment Products and Services

 13 Financial Statements                   26 Scudder Solutions

 16 Financial Highlights


* Morningstar proprietary ratings reflect risk-adjusted performance as of March 31, 1999. The ratings are subject to change every month. Past performance is no guarantee of future results. Morningstar ratings are calculated from the Fund's three-, five-, and ten-year average annual returns in excess of 90-day Treasury bill returns with appropriate fee adjustments, and a risk factor that reflects fund performance below T-bill returns. The Fund received four stars for the three- and five-year periods, and three stars for the ten-year period. The top 10% of funds in a broad asset class receive 5 stars, the next 22.5% receive 4 stars, and the next 35% receive 3 stars. The Fund was rated among 1578, 1131, and 368 municipal funds for the three-, five-, and ten-year periods, respectively.

                     2 - Scudder Pennsylvania Tax Free Fund

                    Letter from the Fund's President

Dear Shareholders,

   We are pleased to report the results of Scudder Pennsylvania Tax Free Fund's most recent fiscal year. The Fund's total return for the 12-month period ended March 31, 1999, was 4.78%. The Fund has displayed solid long-term performance, and recently received a four-star rating from Morningstar (please see page 2 for additional information concerning this rating).

   The Fund's Board of Trustees has voted to merge Scudder Pennsylvania Tax Free Fund's assets into Scudder Managed Municipal Bonds in a tax-free reorganization. The Board believes this action is in the best long-term interest of Fund shareholders. You will have the opportunity to vote on this decision via proxy material that will be distributed to you. This material describes the proposed transaction and its benefits. Please be sure to vote your proxy and return it before the shareholder meeting which is scheduled for September 2, 1999.

   For those of you interested in new Scudder products, we are pleased to introduce Scudder Select 500 Fund and Scudder Select 1000 Growth Fund. Both funds are managed with the goal of pursuing long-term outperformance compared to their benchmark indices, the S&P 500 Index and the Russell 1000 Growth Index, respectively. For more information on either Select fund, please call us at the number below.

   Please call a Scudder Investor Information representative at 1-800-225-2470 if you have questions about your Fund. Or visit our Web site at www.scudder.com. Thank you for choosing Scudder Pennsylvania Tax Free Fund to help meet your investment needs.

   Sincerely,

   /s/Daniel Pierce
   Daniel Pierce
   President,
   Scudder Pennsylvania Tax Free Fund

                      3 - Scudder Pennsylvania Tax Free Fund

                           Performance Update as of March 31, 1999


 -----------------------------------------
 Fund Index Comparison
 -----------------------------------------


                    Total Return
  -----------------------------------------


  Period     Growth
  Ended      of                     Average
  3/31/1999  $10,000    Cumulative   Annual
  -----------------------------------------


  Scudder Pennsylvania Tax Free Fund
  -----------------------------------------
  1 Year   $10,478        4.78%       4.78%

  5 Year   $13,976       39.76%       6.92%

  10 Year  $21,040      110.40%       7.72%
  -----------------------------------------


  -----------------------------------------
  Lehman Brothers Municipal Bond Index
  -----------------------------------------

  1 Year   $10,620        6.20%       6.20%

  5 Year   $14,440       44.40%       7.62%

  10 Year  $22,083      120.83%       8.24%
  -----------------------------------------

 -----------------------------------------
 Growth of a $10,000 Investment
 -----------------------------------------

THE ORIGINAL DOCUMENT CONTAINS A LINE CHART HERE

LINE CHART DATA:

                 Yearly periods ended March 31

            Lehman Brothers        Scudder Pennsylvania
          Municipal Bond Index        Tax Free Fund
          --------------------        -------------

     89        10000                    10000
     90        11056                    10875
     91        12075                    11700
     92        13283                    12952
     93        14947                    14660
     94        15293                    15055
     95        16430                    16123
     96        17807                    17325
     97        18779                    18244
     98        20793                    20082
     99        22083                    21041

The unmanaged Lehman Brothers Municipal Bond Index is a market value-weighted measure of municipal bonds issued across the United States. Index issues have a credit rating of at least Baa and a maturity of at least two years. Index returns assume reinvestment of dividends and, unlike Fund returns, do not reflect any fees or expenses.

-----------------------------------------
Returns and Per Share Information
-----------------------------------------

Yearly Periods Ended March 31

THE PRINTED DOCUMENT CONTAINS A BAR CHART HERE
ILLUSTRATING THE FUND TOTAL RETURN (%) AND
INDEX TOTAL RETURN (%)

CHART DATA:

CHART DATA:
                          Yearly periods ended March 31

                                      1990     1991     1992    1993     1994     1995     1996    1997     1998     1999
-----------------------------------------------------------------------------------------------------------------------------
Net Asset Value                     $ 12.27  $ 12.35  $ 12.80  $ 13.46 $ 13.01  $ 13.13  $ 13.31  $ 13.27 $ 13.85  $ 13.66
-----------------------------------------------------------------------------------------------------------------------------
Income Dividends                    $  .84   $  .82   $  .77   $  .76  $  .75   $  .73   $  .71   $  .71  $  .70   $  .65
-----------------------------------------------------------------------------------------------------------------------------
Capital Gains Distributions         $  .01   $    -   $  .07   $  .21  $  .09   $  .03   $  .07   $  .02  $  .03   $  .19
-----------------------------------------------------------------------------------------------------------------------------
Fund Total Return (%)                 8.75     7.58    10.70    13.19    2.70     7.09     7.45     5.30   10.08     4.78
-----------------------------------------------------------------------------------------------------------------------------
Index Total Return (%)               10.56     9.22    10.02    12.52    2.32     7.43     8.38     5.45   10.73     6.20
-----------------------------------------------------------------------------------------------------------------------------

All performance is historical and assumes reinvestment of all dividends and capital gains and is not indicative of future results. Investment return and principal value will fluctuate, so an investor's shares, when redeemed, may be worth more or less than when purchased. If the Adviser had not maintained the Fund's expenses, total returns for the Fund would have been lower.

                     4 - Scudder Pennsylvania Tax Free Fund

                 Portfolio Summary as of March 31, 1999

--------------------------
Diversification
--------------------------

A graph in the form of a pie chart appears here, illustrating the exact data points in the table below.

  Hospital/Health                       21%
  Water/Sewer Revenue                   11%
  Sales/Special Tax                      9%
  State General Obligation/Lease         8%
  Higher Education                       8%
  Cities General Obligation/Lease        8%
  County General Obligation/Lease        7%
  Port/Airport Revenue                   7%
  School Districts                       5%
  Miscellaneous  Municipal              16%
  -----------------------------------------
                                       100%
  -----------------------------------------

  During its most recent fiscal year, the Fund was invested in a broad selection of Pennsylvania municipal bonds.


--------------------------
 Quality
--------------------------

A graph in the form of a pie chart appears here, illustrating the exact data points in the table below.



   AAA*                 82%
   AA                    7%
   A                     3%
   BBB                   3%
   SKI                   5%
  ---------------------------
                       100%
  ---------------------------

  Weighted average quality:  AAA

  * Category includes cash  equivalents

Overall portfolio quality remains high, with over 90% of portfolio securities rated A or better as of March 31.


--------------------------
 Effective Maturity
--------------------------

A graph in the form of a pie chart appears here, illustrating the exact data points in the table below.

  Less than 1 year           3%
  1-5  years                25%
  5-10 years                22%
  10-15 years               41%
  15  years or greater       9%
  -----------------------------
                           100%
  -----------------------------

  Weighted average effective maturity: 9.21 years

Our continuing goal has been to maintain an average effective maturity similar to that of the Lehman Brothers Municipal Bond Index, the Fund's benchmark, but with a superior, call-protected structure.


For more complete details about the Fund's investment portfolio, see page. A quarterly Fund Summary and Portfolio Holdings are available upon request.

                     5 - Scudder Pennsylvania Tax Free Fund

                    Portfolio Management Discussion

Dear Shareholders,

Following a series of overseas and domestic financial crises that prompted uncertainty, volatility, and a "flight to quality," bond yields plummeted, then returned to July 1998 levels at the close of Scudder Pennsylvania Tax Free Fund's most recent fiscal year. During the 12-month period ended March 31, 1999, the Fund returned 4.78%, outpacing the 4.66% average return of Pennsylvania tax-exempt funds as tracked by Lipper Analytical Services, Inc. As of March 31, 1999, Scudder Pennsylvania Tax Free Fund's 30-day net annualized SEC yield was 3.93%, equivalent to a 6.69% taxable yield for Pennsylvania investors subject to the 41.29% combined federal and state income tax rate.

                               Pennsylvania Update

Economic growth in the Commonwealth of Pennsylvania continues to foster record employment and expanding financial reserves, despite the fact that the Commonwealth's growth rate is below the national average. Pennsylvania is expecting to finish its 1999 fiscal year with a seventh consecutive General Fund operating surplus. The Governor is undecided on how this surplus will be spent, although he has indicated his desire to transfer a large portion of the surplus to the Commonwealth's Rainy Day Fund.

Job growth in the service and trade sectors led the Commonwealth to a 1% increase in employment in 1998. Pennsylvania's average unemployment rate in 1998 was 4.6%, compared with the national average of 4.5%. Pennsylvania has a low debt burden. For its 2000 through 2003 fiscal years, the Commonwealth is projecting to increase annual debt issuance from $600 million to $900 million. The $300 million increase in annual debt issuance represents increased spending for redevelopment assistance and should have a minor impact on the Commonwealth's $5 billion in outstanding debt. Overall, the Commonwealth is benefiting from a favorable economy that has led to improved finances.

                             A Market Roller Coaster

Market turmoil hit a peak in the wake of the Russian currency devaluation on August 17, followed by the near collapse of the Long Term Capital Management hedge fund. Volatility in the U.S. stock market increased greatly while a massive reallocation to U.S. Treasury bonds led to substantially lower yields. Though presidential impeachment proceedings distracted the financial markets through the fall and beyond, the Federal Reserve's three consecutive interest rate cuts in September, October, and November helped to gradually restore market stability. During this period, the U.S. economy continued to grow beyond all expectations, recording a dramatic 6% annualized increase in GDP for the fourth quarter of 1998. This show of strength, in turn, worried bond investors, who responded by sending 30-year Treasury bond yields back up to July 1998 levels. Over the Fund's most recent fiscal year, yields of 30-year Treasury bonds ended slightly lower, beginning the period at 5.84% and ending it at 5.67%. Over the same time frame, yields of 30-year AAA insured municipal bonds declined from 5.10% to 5.05%.


                     6 - Scudder Pennsylvania Tax Free Fund

THE  PRINTED DOCUMENT CONTAINS A BAR CHART HERE

CHART TITLE:

-------------------------------------------------------
Municipals Provided Greater Stability

Monthly prices of 30-year AAA-rated municipal bonds
compared with prices of 30-year U.S. Treasury Bonds,
3/31/98-3/31/99
-------------------------------------------------------

CHART DATA:

          30-year U.S. Treasury Bonds          30-year AAA-rated municipal bonds
          ---------------------------          ---------------------------------

        3/31/98       100.00                            100.00
                       98.47                             98.49
        5/31/98       100.14                            100.77
                      103.47                            100.00
        7/31/98       101.57                            100.00
                      107.12                            102.33
        9/30/98       114.87                            105.57
                      111.47                            102.33
        11/30/98      109.83                            102.33
                      111.47                            102.33
        1/31/99       111.14                            103.13
                      103.32                            101.55
        3/31/99       102.11                            100.77

Source:  Scudder Kemper Investments, Inc.

In addition to high tax-free yields, municipal bonds have historically offered greater price stability over time than Treasury bonds of comparable maturity. The accompanying chart demonstrates the record over the past 12 months, when most financial markets were at a peak of volatility.

                                Emphasizing High
                                  Coupon Bonds

Over the past 12 months, Scudder Pennsylvania Tax Free Fund pursued a two-part strategy: First, the Fund emphasized premium "cushion" bonds -- bonds with high coupons that compensate investors for the fact that they can be redeemed by their issuer in a relatively short period of time. Second, the Fund continues to hold a substantial position in noncallable bonds (52% of assets) to provide a relatively stable income stream along with long-term price appreciation potential. In terms of maturity, we focused on 13- to 15- year bonds, because we believe they offer the best total return potential, based on our outlook for interest rates and the yield differentials among bonds across the maturity spectrum. Lastly, our continuing goal is to have an average duration similar to that of the Lehman Brothers Municipal Bond Index, but with a superior, call-protected structure. As of March 31, the Fund's average duration was 7.24 years. (Duration gives relative weight to both principal and interest payments through the life of a bond and has replaced average maturity as the standard measure of interest rate sensitivity among professional investors. Generally, the shorter the duration, the less sensitive a portfolio will be to changes in interest rates.)

Overall portfolio quality remains high, with over 90% of portfolio securities rated A or better at the close of the period. We continue to invest in a broad selection of Pennsylvania tax-exempt issues, including hospital/health, water/sewer revenue, and sales/special tax bonds. During the period, the Fund reduced its allocation in hospital/health bonds because of financial problems and credit downgrades experienced by several major Pennsylvania hospitals.

                                     Outlook

Because the powerful market forces that have brought the United States close to price stability -- including technology, deregulation, globalization, and vigilant central banks -- are still in full effect, we believe that inflation will remain restrained over

                     7 - Scudder Pennsylvania Tax Free Fund
the next several years. At the same time, we believe that higher oil prices could prompt a "gentle slowdown" in U.S. economic activity. This would relieve some of the financial imbalances (vigorous individual and corporate spending contrasting with shrinking savings and profit levels, for example) that we are currently observing in the economy.

Low inflation and any slowing of the economy, in turn, would benefit municipal bonds, which continue to be attractively priced versus Treasuries. At the same time, we are mindful that the U.S. economy is nearing "full employment," and that an economic rebound in Asia could cause the U.S. economy to overheat. We will therefore pursue a cautious strategy over the coming months, keeping the Fund's duration at a moderate level in an attempt to limit share price volatility. In addition to a cautious average duration, we will maintain high overall credit quality as we seek double-tax-free income and competitive returns for our shareholders. Thank you for investing with Scudder.

Sincerely,

Your Portfolio Management Team

/s/Philip G. Condon     /s/Rebecca L. Wilson
Philip G. Condon        Rebecca L. Wilson

                          Scudder Pennsylvania
                             Tax Free Fund:
                      A Team Approach to Investing

 Scudder Pennsylvania Tax Free Fund is managed by a team of Scudder Kemper Investments, Inc. (the "Adviser") professionals who each play an important role in the Fund's management process. Team members work together to develop investment strategies and select securities for the Fund. They are supported by the Adviser's large staff of economists, research analysts, traders, and other investment specialists who work in our offices across the United States and abroad. We believe our team approach benefits Fund investors by bringing together many disciplines and leveraging our extensive resources.

 Philip G. Condon, Lead Portfolio Manager of the Fund, joined the Adviser in 1983 and has 21 years of experience in municipal investing and portfolio management. Mr. Condon has had responsibility for the Fund since 1989. Rebecca L. Wilson, Portfolio Manager, became a member of the team in 1999. Ms. Wilson, who joined the Adviser in 1986, has 13 years of experience in municipal investing.

                     8 - Scudder Pennsylvania Tax Free Fund

                      Glossary of Investment Terms



BOND An interest-bearing security issued by the federal, state, or local government or a corporation that obligates the issuer to pay the bondholder a specified amount of interest for a stated period -- usually a number of years -- and to repay the face amount of the bond at its maturity date.

GENERAL OBLIGATION BOND    A municipal bond backed by the "full faith and
                           credit" (including the taxing and further borrowing power) of the city, state, or agency that issues the bond. A general obligation bond is repaid with the issuer's general revenue and borrowings.

INFLATION                  An overall increase in the prices of goods and
                           services, as happens when business and consumer spending increase relative to the supply of goods available in the marketplace -- in other words, when too much money is chasing too few goods. High inflation has a negative impact on the prices of fixed-income securities.

MUNICIPAL BOND             An interest-bearing debt security issued by a state
                           or local government entity.

NET ASSET VALUE (NAV)      The price per share of a mutual fund based on the sum
                           of the market value of all the securities owned by the fund divided by the number of outstanding shares.

TAXABLE EQUIVALENT YIELD   The level of yield a fully taxable instrument would
                           have to provide to equal that of a tax-free municipal bond on an after-tax basis.

30-DAY SEC YIELD           The standard yield reference for bond funds, based on
                           a formula prescribed by the SEC. This annualized yield calculation reflects the 30-day average of the income earnings of every holding in a given fund's portfolio, net of expenses, assuming each is held to maturity.

TOTAL RETURN               The most common yardstick to measure the performance
                           of a fund. Total return -- annualized or compound -- is based on a combination of share price changes plus income and capital gain distributions, if any, expressed as a percentage gain or loss in value.

(Sources: Scudder Kemper Investments, Inc.; Barron's Dictionary of Finance and Investment Terms)


                     9 - Scudder Pennsylvania Tax Free Fund

                                 Investment Portfolio as of March 31, 1999

                                                                                                    Credit
                                                                                  Principal       Rating (b)         Market
                                                                                  Amount ($)      (Unaudited)       Value ($)
-----------------------------------------------------------------------------------------------------------------------------
Long-Term Municipal Investments 100.0%
-----------------------------------------------------------------------------------------------------------------------------

Pennsylvania

Allegheny County, PA, Airport Revenue, Pittsburgh International Airport,
  Series 1997 A, AMT, 5.75%, 1/1/2013 (c) ........................................   1,500,000           AAA       1,634,204

Allegheny County, PA, Higher Education, Building Authority Revenue, Series 1993 A,
  5.8%, 6/1/2013 (c) .............................................................   2,000,000           AAA       2,154,500

Allegheny County, PA, Sanitation Authority, Sewer Revenues, Series 1986 B,
  Prerefunded 6/1/1999, 7.5%, 12/1/2016 (c)*** ...................................     500,000           AAA       503,610

Armstrong County, PA, St. Frances Medical Center, Series 1997 A, 6.25%,
  6/1/2013 (c) ...................................................................   1,000,000           AAA       1,079,210

Berks County, PA, Municipal Authority Hospital Revenue, Reading Hospital and
  Medical Center Project:

  Series 1993, 5.5%, 10/1/2008 (c) ...............................................   1,000,000           AAA       1,087,090

  Series 1993, 5.7%, 10/1/2014 (c) ...............................................   1,000,000           AAA       1,090,040

Bethlehem, PA, Water Revenue, Series 1992, Prerefunded 11/15/2001, 6.25%,
  11/15/2011 (c)*** ..............................................................   1,000,000           AAA       1,066,340

Blair County, PA, Hospital Authority, Series 1998 A, 5.5%, 7/1/2011 (c) ..........   1,500,000           AAA       1,594,185

Bucks County, PA, Water and Sewer Authority Revenue, ETM, Series 1977, 6.375%,
  12/1/2008** ....................................................................     425,000           SKI         470,097

Clearfield, PA, Hospital Authority Revenue, Series 1994, 6.875%, 6/1/2016 ........   1,450,000           BBB       1,563,782

Delaware County, PA, General Obligation, Series 1999, 5.125%, 10/1/2014 ..........   2,500,000           AA        2,560,400

Delaware County, PA, White Horse Village, Series 1996 A, 6.6%, 7/1/2006 ..........   1,000,000           SKI       1,039,500

Delaware County, PA, Mercy Health Corporation of Southeastern Pennsylvania,
  Series 1993, Prerefunded 11/15/2005, 6%, 11/15/2007*** .........................   1,500,000           AAA       1,650,360

Delaware County, PA, Hospital Authority Revenue, Delaware County Memorial
  Hospital, Series 1995, 5.5%, 8/15/2013 (c) .....................................   1,750,000           AAA       1,837,220

Erie County, PA, Industrial Development Authority, Pollution Control Revenue,
  Series 1997, 5.3%, 4/1/2012 ....................................................   1,000,000           A         1,033,840

Erie County, PA, Prison Authority, Series 1991, Prerefunded 11/1/2001, 6.25%,
  11/1/2011 (c)*** ...............................................................   1,000,000           AAA       1,065,460

Gettysburgh, PA, Gettysburgh College, Series 1998, 5.375%, 8/15/2013 (c) .........   1,020,000           AAA       1,089,095

Harrisburg, PA:

  Series 1997 F, Zero Coupon, 3/15/2012 (c) ......................................   1,770,000           AAA        940,596

  Series 1997 D, Zero Coupon, 9/15/2011 (c) ......................................   1,000,000           AAA        549,850

Indiana County, PA, Industrial Development Authority, Pollution Control Revenue,
  Series 1995, 5.35%, 11/1/2010 (c) ..............................................   1,000,000           AAA       1,075,100

Lancaster, PA, General Obligation, Series 1998 A, 5.25%, 5/1/2015 (c) ............   1,780,000           AAA       1,833,311

    The accompanying notes are an integral part of the financial statements.

                     10 - Scudder Pennsylvania Tax Free Fund

                                                                                                    Credit
                                                                                   Principal      Rating (b)         Market
                                                                                  Amount ($)      (Unaudited)       Value ($)
------------------------------------------------------------------------------------------------------------------------------

Latrobe, PA, St. Vincent College, Series 1998, 5.375%, 5/1/2013 ...................  1,000,000        BBB           1,021,320

Lebanon County, PA, Hospital Authority Revenue, Series 1989 B,
  Prerefunded 11/1/1999, 8.25%, 11/1/2018*** ......................................    600,000        AAA             628,998

Lehigh County, PA, Health Facilities Finance Authority, Series 1998 C, 5%,
  7/1/2013 (c) ....................................................................  1,315,000        AAA           1,319,392

Luzerne County, PA, Flood Protection Authority, Series 1998 A, 5.25%,
  1/15/2013 (c)....................................................................  1,400,000        AAA           1,448,790

Montgomery County, PA, Multi-Family Housing Revenue, Series 1993 A, 6.375%,
  7/1/2012 ........................................................................  1,500,000        SKI           1,566,060

Pennsylvania Convention Center Authority, Series 1989 A, ETM, 6%, 9/1/2019
  (c)**............................................................................  2,200,000        AAA           2,486,352

Pennsylvania General Obligation:

  Series 1993, 10%, 4/15/2002 .....................................................  2,500,000        AAA           2,940,050

  Series 1992, 6.25%, 7/1/2010 ....................................................  1,000,000        AA            1,152,120

Pennsylvania State Health and Educational Facilities Authority:

  Series 1996 A, 5.6%, 11/15/2010 (c) .............................................  2,480,000        AAA           2,504,527

  Temple University, Series 1998, 5.25%, 4/1/2013 (c) .............................  1,525,000        AAA           1,591,078

Pennsylvania Housing Finance Agency, Single Family Mortgage Revenue:

  Series 1992, 6.85%, 10/1/2009 ...................................................    840,000        AA              894,617

  Series 1991, 7.15%, 4/1/2015 ....................................................    865,000        AA              912,817

Pennsylvania Intergovernmental Cooperation Authority, Special Tax Revenue,
  City of Philadelphia, Prerefunded 6/15/2002, 6.8%, 6/15/2012*** .................  1,000,000        AAA           1,092,510

Pennsylvania State Turnpike Commission, Series 1998 A, 5.25%, 12/1/2012 (c) .......  4,190,000        AAA           4,400,506

Philadelphia, PA, Airport Revenue, Series 1998 A, AMT, 5.25%, 7/1/2011 ............  2,000,000        AAA           2,080,920

Philadelphia, PA, Gas Works Revenue, Series 1998 A, 5.375%, 7/1/2012 (c) ..........  1,455,000        AAA           1,518,991

Philadelphia, PA, General Obligation:

  School District, Series 1995 A, 6.25%, 9/1/2009 (c) .............................  1,000,000        AAA           1,146,010

  School District, Series 1998 A, 5.25%, 4/1/2012 (c) .............................  1,000,000        AAA           1,041,860

  Series 1987 A, 11.5%, 8/1/1999 (c) ..............................................    710,000        AAA             729,120

  Series 1998, 5.125%, 5/15/2012 (c) ..............................................  2,000,000        AAA           2,055,400

  Series 1998, 5.25%, 3/15/2014 (c) ...............................................  1,000,000        AAA           1,033,190

Philadelphia, PA, Hospital and Higher Education Facilities Authority:

  Children's Seashore House, Series 1992 A, 7%, 8/15/2012 .........................  1,000,000        A             1,086,350

  Albert Einstein Medical Center, Series 1989, 7.5%, 4/1/1999 .....................    275,000        AAA             275,000

Philadelphia, PA, Industrial Development Authority:

  Baptist Home of Philadelphia, Series 1998 A, 5.5%, 11/15/2018 ...................  1,000,000        SKI             950,670

  Doubletree Suites, Series 1997, 6.5%, 10/1/2027 .................................  1,000,000        SKI           1,064,140

Philadelphia, PA, Municipal Authority, Series 1993 A, 5.625%, 11/15/2014 (c) ......  1,000,000        AAA           1,067,030

    The accompanying notes are an integral part of the financial statements.

                     11 - Scudder Pennsylvania Tax Free Fund


                                                                                                    Credit
                                                                                   Principal      Rating (b)         Market
                                                                                  Amount ($)      (Unaudited)       Value ($)
-------------------------------------------------------------------------------------------------------------------------------
Philadelphia, PA, Port Authority Lease Revenue, Series 1993, 6.2%,
  9/1/2013 (c).................................................................     2,000,000         AAA           2,170,960

Philadelphia, PA, Water and Wastewater Revenue:

  Series 1993, 5.625%, 6/15/2008 (c) ..........................................     2,000,000         AAA           2,180,500

  Series 1993, 5.625%, 6/15/2009 (c) ..........................................     2,000,000         AAA           2,185,780

  Series 1995, 6.25%, 8/1/2010 (c) ............................................     1,000,000         AAA           1,146,290

Pittsburgh, PA, General Obligation, Series 1993 A, 5.5%, 9/1/2014 (c) .........     1,500,000         AAA           1,620,210

Pittsburgh, PA, Water and Sewer Authority Revenue, Series 1986, ETM, 7.25%,
  9/1/2014 (c)** ..............................................................       150,000         AAA             183,209

Somerset County, PA, General Authority, Series 1991, Prerefunded 10/15/2001,
  6.25%, 10/15/2011 (c)*** ....................................................     1,000,000         AAA           1,064,430

Southeastern, PA, Transportation Authority, Pennsylvania Special Revenue,
  Series 1999 B, 5.25%, 3/1/2017 (c) ..........................................     1,000,000         AAA           1,024,910

Union County, PA, Higher Education Facilities Finance Authority, Series 1992,
  6.2%, 4/1/2007 (c) ..........................................................     1,000,000         AAA           1,072,840

University Area, PA, Sewer Revenue, 5.25%, 11/1/2014 ..........................     1,750,000         AAA           1,847,475

Wilson, PA, School District, General Obligation, Series 1993, Zero Coupon, ETM,
  5/15/2009 (c)** .............................................................     2,000,000         AAA           1,257,140

Yough, PA, School District, General Obligation, Series 1992, Zero Coupon, ETM,
  10/1/2013 (c)** .............................................................     1,145,000         AAA             572,328

Puerto Rico

Puerto Rico Public Building Authority, Series 1995 A, 6.25%, 7/1/2013 (c) .....     1,000,000         AAA           1,167,550

Virgin Islands

Virgin Islands, Public Finance Authority, Matching Fund Loan Notes, Series A,
  7.25%, 10/1/2018 ............................................................     1,500,000         SKI           1,699,695

-------------------------------------------------------------------------------------------------------------------------------
Total Long-Term Municipal Investments (Cost $80,164,790)                                                           84,118,925
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Total Investment Portfolio -- 100.0% (Cost $80,164,790) (a)                                                         84,118,925
-------------------------------------------------------------------------------------------------------------------------------


(a) The cost for federal income tax purposes was $80,164,790. At March 31, 1999, net unrealized appreciation for all securities based on tax cost was $3,954,135. This consisted of aggregate gross unrealized appreciation for all securities in which there was an excess of market value over tax cost of $4,164,080 and aggregate gross unrealized depreciation for all securities in which there was an excess of tax cost over market value of $209,945.


(b) All of the securities held have been determined to be of appropriate credit quality as required by the Fund's investment objectives. Credit ratings shown are assigned by either Standard & Poor's Ratings Group, Moody's Investors Service, Inc. or Fitch Investors Service, Inc. Securities rated by Scudder Kemper Investments (SKI) have been determined by the Adviser to be of comparable quality to rated eligible securities.


(c) Bond is insured by one of these companies: AMBAC, Capital Guaranty, FGIC, FSA or MBIA/BIG.


** ETM: Bonds bearing the description ETM (escrowed to maturity) are collateralized by U.S. Treasury securities which are held in escrow by a trustee and used to pay principal and interest on bonds so designated.


*** Prerefunded: Bonds which are prerefunded are collateralized by U.S. Treasury securities which are held in escrow and are used to pay principal and interest, if any, on the tax-exempt issue and to retire the bonds in full at the earliest refunding date.

     AMT: Alternative Minimum Tax


    The accompanying notes are an integral part of the financial statements.

                     12 - Scudder Pennsylvania Tax Free Fund

                          Financial Statements

                  Statement of Assets and Liabilities
                          as of March 31, 1999

Assets
--------------------------------------------------------------------------------

            Investments, at market (identified cost $80,164,790) .  $84,118,925

            Cash ..................................................     364,096

            Interest receivable ...................................   1,437,882

            Receivable for Fund shares sold .......................       1,737

            Other assets ..........................................       1,188
                                                                    -----------
            Total assets ..........................................  85,923,828

Liabilities
--------------------------------------------------------------------------------

            Dividends payable .....................................     114,504

            Payable for Fund shares redeemed ......................     380,361

            Accrued management fee ................................      31,608

            Other payables and accrued expenses ...................      37,983
                                                                    -----------

           Total liabilities ......................................    564,456
                                                                    -----------
            -------------------------------------------------------------------
            Net assets, at market value                             $85,359,372
            -------------------------------------------------------------------

Net Assets
--------------------------------------------------------------------------------

            Net assets consist of:

            Net unrealized appreciation on investments ............   3,954,135

            Accumulated net realized gain .........................     440,623

            Paid-in capital .......................................  80,964,614

            -------------------------------------------------------------------
            Net assets, at market value                             $85,359,372
            -------------------------------------------------------------------

Net Asset Value
--------------------------------------------------------------------------------


            Net Asset Value, offering and redemption price
              per share ($85,359,372 / 6,249,841 outstanding
              shares of beneficial interest, $.01 par value,         ----------
              unlimited  number of shares authorized)                    $13.66
                                                                     ----------

    The accompanying notes are an integral part of the financial statements.

                     13 - Scudder Pennsylvania Tax Free Fund

                             Statement of Operations
                            year ended March 31, 1999


Investment Income
--------------------------------------------------------------------------------
            Income:

            Interest .......................................    $4,429,011
                                                                -----------

            Expenses:

            Management fee .................................      497,129

            Services to shareholders .......................       93,253

            Custodian and accounting fees ..................       67,064

            Trustees' fees and expenses ....................       21,788

            Auditing .......................................       30,308

            Reports to shareholders ........................       30,659

            Registration fees ..............................        4,729

            Legal ..........................................        7,045

            Other ..........................................        7,411
                                                                -----------

            Total expenses before reductions ...............      759,386

            Expense reductions .............................     (241,378)
                                                                -----------

            Expenses, net ..................................      518,008

            ---------------------------------------------------------------
            Net investment income                               3,911,003
            ---------------------------------------------------------------


Realized and unrealized gain (loss) on investment
transactions
--------------------------------------------------------------------------------

            Net realized gain (loss) from investment
            transactions ...................................    1,165,200

            Net unrealized appreciation (depreciation) on
            investments during the period ..................    (1,270,955)

            ---------------------------------------------------------------
            Net gain (loss) on investment transactions           (105,755)
            ---------------------------------------------------------------


            ---------------------------------------------------------------
            Net increase (decrease) in net assets resulting
            from operations                                     $3,805,248
            ---------------------------------------------------------------

    The accompanying notes are an integral part of the financial statements.

                     14 - Scudder Pennsylvania Tax Free Fund

                  Statements of Changes in Net Assets



                                                               Years Ended March 31,

Increase (Decrease) in Net Assets                        1999                         1998
-----------------------------------------------------------------------------------------------
            Operations:

            Net investment income gain (loss) ..     $  3,911,003                  $  3,852,004

            Net realized gain (loss) from
            investment transactions ............        1,165,200                       588,571

            Net unrealized appreciation
            (depreciation) on investments during
              the period .......................       (1,270,955)                    2,760,257
                                                     ------------                  ------------

            Net increase (decrease) in net
            assets resulting from operations ...        3,805,248                     7,200,832
                                                     ------------                  ------------

            Distributions to shareholders:

            From net investment income .........       (3,911,003)                   (3,852,004)
                                                     ------------                  ------------

            From net realized gains from
            investment transactions ............       (1,139,582)                      (164,742)
                                                      ------------                  ------------

            Fund share transactions:

            Proceeds from shares sold ..........       22,939,319                    13,083,990

            Net asset value of shares issued to
            shareholders in reinvestment
            of distributions ...................        3,392,442                     2,523,349

            Cost of shares redeemed ............      (18,422,457)                  (14,274,017)
                                                     ------------                  ------------

            Net increase (decrease) in net
            assets from Fund share transactions         7,909,304                     1,333,322
                                                     ------------                  ------------

            Increase (decrease) in net assets ..        6,663,967                     4,517,408

            Net assets at beginning of period ..       78,695,405                    74,177,997

                                                     ------------                  ------------
            Net assets at end of period ........      $85,359,372                   $78,695,405
                                                     ------------                  ------------

Other Information
-----------------------------------------------------------------------------------------------

            Increase (decrease) in Fund shares

            Shares outstanding at beginning of
            period .............................        5,680,795                     5,591,548
                                                     ------------                  ------------

            Shares sold ........................        1,654,329                       956,693

            Shares issued to shareholders in
            reinvestment of distributions ......          245,453                       184,079

            Shares redeemed ....................       (1,330,736)                   (1,051,525)
                                                     ------------                  ------------
            Net increase (decrease) in Fund
            shares .............................          569,046                        89,247

                                                     ------------                  ------------
            Shares outstanding at end of period         6,249,841                     5,680,795
                                                     ------------                  ------------

    The accompanying notes are an integral part of the financial statements.

                     15 - Scudder Pennsylvania Tax Free Fund

                              Financial Highlights

The following table included selected data for a share outstanding throughout each period and other performance information derived from the financial statements.

                                        Years Ended March 31,

                                  1999    1998    1997    1996    1995
-------------------------------------------------------------------------

                                 ----------------------------------------
Net asset value, beginning of
 period .......................   $13.85  $13.27  $13.31  $13.13  $13.01
                                 ----------------------------------------

Income from investment operations:

Net investment income .........     .65     .70     .71     .71     .73

Net realized and unrealized gain
 (loss) on investment
 transactions .................   (.00)     .61   (.02)     .25     .15

                                 ----------------------------------------
Total from investment operations    .65    1.31     .69     .96     .88
                                 ----------------------------------------

Less distributions:

From net investment income ....   (.65)   (.70)   (.71)   (.71)   (.73)

From net realized gains on
 investment transactions ......   (.19)   (.03)   (.02)   (.07)   (.03)

                                 ----------------------------------------
Total distributions ...........   (.84)   (.73)   (.73)   (.78)   (.76)
                                 ----------------------------------------

                                 ----------------------------------------
Net asset value, end of period    $13.66  $13.85  $13.27  $13.31  $13.13
                                 ----------------------------------------
-------------------------------------------------------------------------

Total Return (%) (a) ..........    4.78   10.08    5.30    7.45    7.09

Ratios and Supplemental Data

Net assets, end of period
  ($ million ..................      85      79      74      76      72

Ratio of operating expenses, net
 to average daily net assets (%)    .63     .52     .50     .50     .50

Ratio of operating expenses
 before expense reductions, to
 average daily net assets (%) .     .92     .91     .92     .91     .94

Ratio of net investment income
 to average daily net assets (%)   4.72    5.12    5.32    5.30    5.74

Portfolio turnover rate (%) ...    21.4    20.4    11.6    11.1    26.2

(a)  Total returns would have been lower had certain expenses not been reduced.

                     16 - Scudder Pennsylvania Tax Free Fund

                     Notes to Financial Statements

                   A. Significant Accounting Policies

Scudder Pennsylvania Tax Free Fund (the "Fund") is a non-diversified series of Scudder State Tax Free Trust (the "Trust"), which is organized as a Massachusetts business trust and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. There are currently six series in the Trust.

The Fund's financial statements are prepared in accordance with generally accepted accounting principles which require the use of management estimates. The policies described below are followed consistently by the Fund in the preparation of its financial statements.

Security Valuation. Portfolio debt securities purchased with remaining maturities greater than sixty days are valued by pricing agents approved by the officers of the Fund, whose quotations reflect broker/dealer-supplied valuations and electronic data processing techniques. If the pricing agents are unable to provide such quotations, the most recent bid quotation supplied by a bona fide market maker shall be used. Money market investments purchased with an original maturity of sixty days or less are valued at amortized cost. All other debt securities are valued at their fair value as determined in good faith by the Valuation Committee of the Board of Trustees.

Amortization and Accretion. All premiums and original issue discounts are amortized/accreted for both tax and financial reporting purposes.

Federal Income Taxes. The Fund's policy is to comply with the requirements of the Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies and to distribute all of its taxable and tax-exempt income to its shareholders. Accordingly, the Fund paid no federal income taxes and no federal income tax provision was required.

Distribution of Income and Gains. All of the net investment income of the Fund is declared as a dividend to shareholders of record as of the close of business each day and is paid to shareholders monthly. During any particular year, net realized gains from investment transactions, in excess of available capital loss carryforwards, would be taxable to the Fund if not distributed and, therefore, will be distributed to shareholders. An additional distribution may be made to the extent necessary to avoid the payment of a four percent federal excise tax.

The timing and characterization of certain income and capital gains distributions are determined annually in accordance with federal tax regulations which may differ from generally accepted accounting principles. As a result, net investment income and net realized gain (loss) on investment transactions for a reporting period may differ significantly from distributions during such period. Accordingly, the Fund may periodically make reclassifications among certain of its capital accounts without impacting the net asset value of the Fund.

The Fund uses the identified cost method for determining realized gain or loss on investments for both financial and federal income tax reporting purposes.

Other. Investment security transactions are accounted for on a trade date basis. Distributions of net realized gains to shareholders are recorded on the ex-dividend date. Interest income is accrued pro rata to the earlier of the call or maturity date.


                     17 - Scudder Pennsylvania Tax Free Fund

                  B. Purchases and Sales of Securities

For the year ended March 31, 1999, purchases and sales of long-term municipal securities aggregated $25,873,229 and $17,408,721, respectively.

                           C. Related Parties

Under the Management Agreement (the "Agreement") with Scudder Kemper Investments, Inc. ("Scudder Kemper" or the "Adviser"), the Adviser directs the investments of the Fund in accordance with its investment objectives, policies and restrictions. The Adviser determines the securities, instruments, and other contracts relating to investments to be purchased, sold or entered into by the Fund. In addition to portfolio management services, the Adviser provides certain administrative services in accordance with the Agreement. The management fee payable under the Agreement is equal to an annual rate of approximately .60% of the Fund's average daily net assets, computed and accrued daily and payable monthly. The Adviser has agreed not to impose all or a portion of its management fee and to maintain the annualized expenses of the Fund at not more than 0.50% of average daily net assets until January 31, 1998 and at not more than 0.60% of average daily net assets for the period from February 1, 1998 to January 31, 1999. Effective January 31, 1999, the Fund's expense limitation has been raised from 0.60% to 0.75%, and will remain in effect until at least July 31, 1999. For the year ended March 31, 1999, the Adviser did not impose a portion of its fee amounting to $241,378, and the portion imposed amounted to $255,751, of which $31,608 is unpaid at March 31, 1999.

Effective September 7, 1998, Zurich Insurance Company ("Zurich"), majority owner of the Adviser, entered into an agreement with B.A.T Industries p.l.c. ("B.A.T") pursuant to which the financial services businesses of B.A.T were combined with Zurich's businesses to form a new global insurance and financial services company known as Zurich Financial Services. Upon consummation of the transaction, the Fund's Management Agreement with Scudder Kemper was deemed to have been assigned and, therefore, terminated. In December 1998, the Board of Trustees and the shareholders of the Fund approved a new investment management agreement with Scudder Kemper, which is substantially identical to the former Management Agreement, except for the dates of execution and termination.

Scudder Service Corporation ("SSC"), a subsidiary of the Adviser, is the transfer, dividend-paying and shareholder service agent for the Fund. For the year ended March 31, 1999, the amount charged to the Fund by SSC aggregated $69,003, of which $4,687 was unpaid at March 31, 1999.

Scudder Fund Accounting Corporation ("SFAC"), a subsidiary of the Adviser, is responsible for determining the daily net asset value per share and maintaining the portfolio and general accounting records of the Fund. For the year ended March 31, 1999, the amount charged to the Fund by SFAC aggregated $36,000, of which $3,000 was unpaid at March 31, 1999.

The Trust pays each Trustee not affiliated with the Adviser an annual retainer, divided equally among the series of the Trust, plus specified amounts for attended board and committee meetings. For the year ended March 31, 1999, Trustees' fees and expenses charged to the Fund aggregated $21,788.


                     18 - Scudder Pennsylvania Tax Free Fund

                           D. Line of Credit

The Fund and several Scudder Funds (the "Participants") share in a $850 million revolving credit facility for temporary or emergency purposes, including the meeting of redemption requests that otherwise might require the untimely disposition of securities. The Participants are charged an annual commitment fee which is allocated pro rata among each of the Participants. Interest is calculated based on the market rates at the time of the borrowing. The Funds may borrow up to a maximum of 33 percent of their net assets under the agreement.

                          E. Subsequent Event

On May 3, 1999, the Board of Trustees voted to reorganize Scudder Pennsylvania Tax Free Fund's assets into Scudder Managed Municipal Bonds in a tax-free reorganization. As a result of the reorganization, each shareholder of the Fund will become a shareholder of Scudder Managed Municipal Bonds and will hold, immediately after the closing of the reorganization, that number of full and fractional shares of Scudder Managed Municipal Bonds having an aggregate net asset value equal to the aggregate net asset value of such shareholder's shares held in the Fund as of the close of business on the business day preceding the reorganization. The Board believes this action is in the best long-term interest of shareholders of Scudder Pennsylvania Tax Free Fund and has scheduled a meeting of shareholders on September 2, 1999 to consider the reorganization. In the interim, Scudder Pennsylvania Tax Free Fund remains open for new or additional investments.


                     19 - Scudder Pennsylvania Tax Free Fund

                   Report of Independent Accountants



To the Trustees of Scudder State Tax Free Trust and the Shareholders of Scudder Pennsylvania Tax Free Fund:

In our opinion, the accompanying statement of assets and liabilities, including the investment portfolio, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Scudder Pennsylvania Tax Free Fund (the "Fund") at March 31, 1999, the results of its operations for the year then ended and the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at March 31, 1999 by correspondence with the custodian provide a reasonable basis for the opinion expressed above.

Boston, Massachusetts                             PricewaterhouseCoopers LLP
May 19, 1999

                     20 - Scudder Pennsylvania Tax Free Fund

                            Tax Information

The Fund paid distributions of $.175 per share from net long-term capital gains during its year ended March 31, 1999, of which 100% represents 20% rate gains. Pursuant to Section 852 of the Internal Revenue Code, the Fund designates $1,200,000 as capital gain dividends for its year ended March 31, 1999, of which 100% represents 20% rate gains.

Of the dividends paid from net investment income for the year ended March 31, 1999, 100% are designated as exempt interest dividends for federal income tax purposes.

Please consult a tax adviser if you have any questions about federal or state income tax laws, or on how to prepare your tax returns. If you have specific questions about your account, please call 1-800-SCUDDER.

                     21 - Scudder Pennsylvania Tax Free Fund

                      Shareholder Meeting Results


A Special Meeting of Shareholders (the "Meeting") of Scudder Pennsylvania Tax Free Fund (the "Fund") was held on December 15, 1998, at the office of Scudder Kemper Investments, Inc., Two International Place, Boston, Massachusetts 02110. At the Meeting the following matters were voted upon by the shareholders (the resulting votes for each matter are presented below).

1. To approve a new Investment Management Agreement for the Fund with Scudder Kemper Investments, Inc.



                                Number of Votes:
                                ----------------

            For              Against           Abstain      Broker Non-Votes*
            ---              -------           -------      -----------------

         3,989,969           143,226           186,283              0

2. To approve the revision of the Fund's fundamental lending policy.



                                Number of Votes:
                                ----------------

            For              Against           Abstain      Broker Non-Votes*
            ---              -------           -------      -----------------

         3,828,319           188,777           226,685            75,697



--------------------------------------------------------------------------------

* Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.


                     22 - Scudder Pennsylvania Tax Free Fund

                                   This Page
                                 intentionally
                                  left blank.


                     23 - Scudder Pennsylvania Tax Free Fund

                         Officers and Trustees

Daniel Pierce*
President and Trustee

Henry P. Becton, Jr.
Trustee; President and General
Manager, WGBH Educational
Foundation

Dawn-Marie Driscoll
Trustee; President, Driscoll
Associates; Executive Fellow,
Bentley College

Peter B. Freeman
Trustee; Corporate Director and
Trustee

George M. Lovejoy, Jr.
Trustee; President and Director,
Fifty Associates

Wesley W. Marple, Jr.
Trustee; Professor of Business
Administration, Northeastern
University

Kathryn L. Quirk*
Trustee, Vice President and
Assistant Secretary

Jean C. Tempel
Trustee; Venture Partner,
Venture Capital Group

Philip G. Condon*
Vice President

Thomas W. Joseph*
Vice President

Ann M. McCreary*
Vice President

Jeremy L. Ragus*
Vice President

Rebecca Wilson*
Vice President

John R. Hebble*
Treasurer

Caroline Pearson*
Assistant Secretary

                   *Scudder Kemper Investments, Inc.

                     24 - Scudder Pennsylvania Tax Free Fund

                        Investment Products and Services

The Scudder Family of Funds+++
--------------------------------------------------------------------------------
Money Market
------------
  Scudder U.S. Treasury Money Fund
  Scudder Cash Investment Trust
  Scudder Money Market Series --
     Prime Reserve Shares*
     Premium Shares*
     Managed Shares*
  Scudder Government Money Market Series --
     Managed Shares*

Tax Free Money Market+
----------------------
  Scudder Tax Free Money Fund
  Scudder Tax Free Money Market Series --
     Managed Shares*
  Scudder California Tax Free Money Fund**
  Scudder New York Tax Free Money Fund**

Tax Free+
---------
  Scudder Limited Term Tax Free Fund
  Scudder Medium Term Tax Free Fund
  Scudder Managed Municipal Bonds
  Scudder High Yield Tax Free Fund
  Scudder California Tax Free Fund**
  Scudder Massachusetts Limited Term Tax Free Fund**
  Scudder Massachusetts Tax Free Fund**
  Scudder New York Tax Free Fund**
  Scudder Ohio Tax Free Fund**
  Scudder Pennsylvania Tax Free Fund**

U.S. Income
-----------
  Scudder Short Term Bond Fund
  Scudder GNMA Fund
  Scudder Income Fund
  Scudder Corporate Bond Fund
  Scudder High Yield Bond Fund

Global Income
-------------
  Scudder Global Bond Fund
  Scudder International Bond Fund
  Scudder Emerging Markets Income Fund

Asset Allocation
----------------
  Scudder Pathway Conservative Portfolio
  Scudder Pathway Balanced Portfolio
  Scudder Pathway Growth Portfolio
  Scudder Pathway International Portfolio

U.S. Growth and Income
----------------------
  Scudder Balanced Fund
  Scudder Dividend & Growth Fund
  Scudder Growth and Income Fund
  Scudder Select 500 Fund
  Scudder S&P 500 Index Fund
  Scudder Real Estate Investment Fund

U.S. Growth
-----------
  Value
    Scudder Large Company Value Fund
    Scudder Value Fund***
    Scudder Small Company Value Fund
    Scudder Micro Cap Fund

  Growth
    Scudder Classic Growth Fund***
    Scudder Large Company Growth Fund
    Scudder Select 1000 Growth Fund
    Scudder Development Fund
    Scudder 21st Century Growth Fund

Global Equity
-------------
  Worldwide
    Scudder Global Fund
    Scudder International Value Fund
    Scudder International Growth and Income Fund
    Scudder International Fund++
    Scudder International Growth Fund
    Scudder Global Discovery Fund***
    Scudder Emerging Markets Growth Fund
    Scudder Gold Fund

  Regional
    Scudder Greater Europe Growth Fund
    Scudder Pacific Opportunities Fund
    Scudder Latin America Fund
    The Japan Fund, Inc.

Industry Sector Funds
---------------------
  Choice Series
    Scudder Financial Services Fund
    Scudder Health Care Fund
    Scudder Technology Fund

Preferred Series
----------------
  Scudder Tax Managed Growth Fund
  Scudder Tax Managed Small
    Company Fund


Retirement Programs and Education Accounts
--------------------------------------------------------------------------------

Retirement Programs
-------------------
  Traditional IRA
  Roth IRA
  SEP IRA
  Keogh Plan
  401(k), 403(b) Plans

Variable Annuities
  Scudder Horizon Plan**+++ +++
  Scudder Horizon Advantage**+++ +++ +++

Education Accounts
------------------
  Education IRA
  UGMA/UTMA

Closed-End Funds#
--------------------------------------------------------------------------------
  The Argentina Fund, Inc.
  The Brazil Fund, Inc.
  The Korea Fund, Inc.
  Montgomery Street Income Securities, Inc.
  Scudder Global High Income Fund, Inc.
  Scudder New Asia Fund, Inc.
  Scudder New Europe Fund, Inc.

For complete information on any of the above Scudder funds, including management fees and expenses, call or write for a free prospectus. Read it carefully before you invest or send money. +++Funds within categories are listed in order from expected least risk to most risk. Certain Scudder funds or classes thereof may not be available for purchase or exchange. +A portion of the income from the tax-free funds may be subject to federal, state, and local taxes. *A class of shares of the Fund. **Not available in all states. ***Only the Scudder Shares of the Fund are part of the Scudder Family of Funds. ++Only the International Shares of the Fund are part of the Scudder Family of Funds. +++ +++A no-load variable annuity contract provided by Charter National Life Insurance Company and its affiliate, offered by Scudder's insurance agencies, 1-800-225-2470. +++ +++ +++A no-load variable annuity contract issued by Glenbrook Life and Annuity Company and underwritten by Allstate Financial Services, Inc., sold by Scudder's insurance agencies, 1-800-225-2470. #These funds, advised by Scudder Kemper Investments, Inc., are traded on the New York Stock Exchange and, in some cases, on various other stock exchanges.

                     25 - Scudder Pennsylvania Tax Free Fund

                                Scudder Solutions


Convenient ways to invest, quickly and reliably:
------------------------------------------------------------------------------------------------------------------------------
          Automatic Investment Plan                                    QuickBuy

          A convenient investment program in which money is            Lets you purchase Scudder fund shares
          electronically debited from your bank account monthly to     electronically, avoiding potential mailing delays;
          regularly purchase fund shares and "dollar cost average"     money for each of your transactions is
          -- buy more shares when the fund's price is lower and        electronically debited from a previously designated bank
          fewer when it's higher, which can reduce your average        account.
          purchase price over time.*

          Automatic Dividend Transfer                                  Payroll Deduction and Direct Deposit

          The most timely, reliable, and convenient way to             Have all or part of your paycheck -- even government
          purchase shares -- use distributions from one Scudder        checks -- invested in up to four Scudder funds at
          fund to purchase shares in another, automatically            one time.
          (accounts with identical registrations or the same
          social security or tax identification number).

          * Dollar cost averaging involves continuous investment in securities regardless of price fluctuations and does not assure a profit or protect against loss in declining markets.
            Investors should consider their ability to continue such a plan through periods of low price levels.

Around-the-clock electronic account service and information, including some transactions:
------------------------------------------------------------------------------------------------------------------------------
          Scudder Automated Information Line: SAIL(TM) --              Scudder's Web Site -- www.scudder.com
          1-800-343-2890
                                                                       Personal Investment Organizer: Offering
          Personalized account information, the ability to             account information and transactions, interactive
          exchange or redeem shares, and information on other          worksheets, prospectuses and applications for all
          Scudder funds and services via touchtone telephone.          Scudder funds, plus your current asset allocation,
                                                                       whenever you need them. Scudder's Site also
                                                                       provides news about Scudder funds, retirement
                                                                       planning information, and more.

Retirees and those who depend on investment proceeds for living expenses can enjoy these convenient, timely, and reliable automated withdrawal programs:
------------------------------------------------------------------------------------------------------------------------------
          Automatic Withdrawal Plan                                    QuickSell

          You designate the bank account, determine the schedule       Provides speedy access to your money by
          (as frequently as once a month) and amount of the            electronically crediting your redemption proceeds
          redemptions, and Scudder does the rest.                      to the bank account you previously designated.

          Distributions Direct

          Automatically deposits your fund distributions into the bank account you designate within three business days after each distribution is paid.

For more information about these services, call a Scudder representative at 1-800-225-5163
------------------------------------------------------------------------------------------------------------------------------

                     26 - Scudder Pennsylvania Tax Free Fund



Mutual Funds and More -- Brokerage and Guidance Services:
------------------------------------------------------------------------------------------------------------------------------
          Scudder Brokerage Services                             Scudder Portfolio Builder

          Offers you access to a world of investments,           A free service designed to help suggest ways investors like
          including stocks, corporate bonds, Treasuries, plus    you can diversify your portfolio among domestic and global,
          over 8,000 mutual funds from at least 150 mutual       as well as equity, fixed-income, and money market funds,
          fund companies. And Scudder Fund Folio(SM) provides    using Scudder funds.
          investors with access to a marketplace of more than
          800 no-load funds from well-known companies--with no   Personal Counsel from Scudder(SM)
          transaction fees or commissions. Scudder
          shareholders can take advantage of a Scudder           Developed for investors who prefer the benefits of no-load
          Brokerage account already reserved for them, with      funds but want ongoing professional assistance in
          no minimum investment. For information about           managing a portfolio. Personal Counsel(SM) is a highly
          Scudder Brokerage Services, call 1-800-700-0820.       customized, fee-based asset management service for
                                                                 individuals investing $100,000 or more.


          Fund Folio funds held less than six months will be charged a transaction fee. You can buy shares directly from the fund itself or its principal underwriter or distributor without paying this fee. Scudder Brokerage Services, Inc., 42 Longwater Drive, Norwell, MA 02061.
          Member SIPC.

          Personal Counsel From Scudder(SM) and Personal Counsel(SM) are service marks of and represent a program offered by Scudder Investor Services, Inc., Adviser.

For more information about these services, call a Scudder representative at 1-800-225-5163
------------------------------------------------------------------------------------------------------------------------------
Additional Information on How to Contact Scudder:
------------------------------------------------------------------------------------------------------------------------------
          For existing account services and transactions         Please address all written correspondence to
          Scudder Investor Relations -- 1-800-225-5163           The Scudder Funds
                                                                 P.O. Box 2291
          For establishing 401(k) and 403(b) plans               Boston, Massachusetts
          Scudder Defined Contribution Services --               02107-2291
          1-800-323-6105
                                                                 Or Stop by a Scudder Investor Center

          For information about The Scudder Funds, including     Many shareholders enjoy the personal, one-on-one service of
          additional applications and prospectuses, or for       the Scudder Investor Centers. Check for an Investor Center near
          answers to investment questions                        you -- they can be found in the following cities:
          Scudder Investor Relations -- 1-800-225-2470           Boca Raton            Chicago             San Francisco
                   Investor.Relations@scudder.com                Boston                New York


                     27 - Scudder Pennsylvania Tax Free Fund

About the Fund's Adviser

Scudder Kemper Investments, Inc., is one of the largest and most experienced investment management oganizations worldwide, managing more than $280 billion in assets globally for mutual fund investors, retirement and pension plans, institutional and corporate clients, insurance companies, and private family and individual accounts.

Scudder Kemper Investments has a rich heritage of innovation, integrity, and client-focused service. In 1997, Scudder, Stevens & Clark, Inc., founded 80 years ago as one of the nation's first investment counsel organizations, joined the Zurich Financial Services Group. As a result, Zurich's subsidiary, Zurich Kemper Investments, Inc., with 50 years of mutual fund and investment management experience, was combined with Scudder. Headquartered in New York, Scudder Kemper Investments offers a full range of investment counsel and asset management capabilities, based on a combination of proprietary research and disciplined, long-term investment strategies. With its global investment resources and perspective, the firm seeks opportunities in markets throughout the world to meet the needs of investors.

Scudder Kemper Investments, Inc., the global asset management firm, is a member of the Zurich Financial Services Group. The Zurich Financial Services Group is an internationally recognized leader in financial services, including property/casualty and life insurance, reinsurance, and asset management.


This information must be preceded or accompanied by a current prospectus.

Portfolio changes should not be considered recommendations for action by individual investors.


SCUDDER

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